Exhibit 10.22
FIRST AMENDMENT TO EXECUTIVE AGREEMENT
This First Amendment to Executive Agreement (this “Amendment”) is executed as of October 13, 2021, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and [________] (the “Executive”).
WHEREAS, the Company and the Executive are parties to a certain Executive Agreement dated as of [________] (the “Executive Agreement”);
WHEREAS, the Company and the Executive desire to enter into this Amendment, effective [________] (the “Effective Date”), in order to update certain severance benefits to align with the Company’s financial management service benefits; and
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Executive Agreement.
    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, which the parties agree constitute good and valuable consideration, the parties hereto agree as follows:

1.Current Section 2(e) of the Executive Agreement shall become Section 2(f) and a new Section 2(e) is hereby added:
“(e) If, on the Date of Termination, the Executive is currently enrolled for financial management services with Ayco, or a similar financial management service provider previously approved by the Company, the Company shall provide continued financial management services at the then current level of benefit being provided by Ayco or such other previously-approved financial management service provider for a period of 12 months following the Date of Termination.”
2.Current Section 3(b)(v) of the Executive Agreement shall become Section 3(b)(vi) and a new Section 3(b)(v) is hereby added:
“(v) if, on the Date of Termination, the Executive is currently enrolled for financial management services with Ayco, or a similar financial management service provider previously approved by the Company, the Company shall provide continued financial management services at the then current level of benefit being provided by Ayco or such other previously-approved financial management service provider for a period of 18 months following the Date of Termination; and”
3.    All other provisions of the Executive Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Executive Agreement except to the extent specifically provided for herein.
4.    The validity, interpretation, construction and performance of this Amendment and the Executive Agreement, as amended herein, shall be governed by the laws of the State of Florida, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

5.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

CITRIX SYSTEMS, INC.

By:
Name:	Robert M. Calderoni
Title:	Interim President and Chief
Executive Officer

EXECUTIVE

[ __________ ]

[Signature Page to First Amendment to Executive Agreement]